UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 10, 2016

Federal Realty Investment Trust
(Exact name of registrant as specified in its charter)

Maryland	1-07533	52-0782497
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1626 East Jefferson Street, Rockville, Maryland	20852-4041
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number including area code: 301/998-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 10, 2016, the Board of Trustees (the “Board”) of Federal Realty Investment Trust (the “Trust”) approved the following matters which will be effective as of February 1, 2017: (a) increasing the number of Trustees from seven to eight as permitted by the Trust’s Declaration of Trust and Bylaws; and (b) electing Ms. Elizabeth I. Holland to serve as a trustee to fill the vacancy created by the increase in the size of the Board. At this time, Ms. Holland has not been named to any committee of the Board of Trustees.
Ms. Holland is the Chief Executive Officer of Abbell Credit Corporation and Abbell Associates, LLC (“Abbell”), a seventy-year-old private real estate acquisition, development and management company with a portfolio of shopping center, office, and enclosed mall properties. Prior to joining Abbell, Ms. Holland was a Senior Staff Attorney with the National Bankruptcy Review Commission and, prior to that time, was a restructuring and business reorganization attorney with the law firm of Skadden, Arps, Slate, Meagher & Flom in New York. Ms. Holland was also a fixed income portfolio manager at Brown, Brothers Harriman & Co. in New York prior to becoming an attorney. She is active in the International Council of Shopping Centers and is currently serving as the Chairman of the Board of Trustees of that organization. Ms. Holland is also a member of the Urban Land Institute and its CRC Blue Council.
For her service on the Board, Ms. Holland will receive the same compensation as that paid to all other non-executive Trustees (other than the Chairman of the Board).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL REALTY INVESTMENT TRUST

Date: November 14, 2016	/s/ Dawn M. Becker
Dawn M. Becker
Executive Vice President-General Counsel and Secretary